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EXHIBIT 16.1 TO FORM 8-K



December 13, 1999


Securities and Exchange Commission
450 Fifth Street, North West
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Sunderland Corporation in Item 4 of its Form 8-K dated December 13, 1999 regarding the change in certifying accountants. We agree with the statements.

Sincerely,


/s/ Hansen, Barnett & Maxwell
Hansen, Barnett & Maxwell